Exhibit 99.2
GERON CORPORATION ANNOUNCES THE PRICING OF
ITS COMMON STOCK OFFERING
Menlo Park, CA – September 16, 2005 — Geron Corporation (Nasdaq: GERN) today reported that its previously announced underwritten public offering of six million shares of common stock was priced at $9.00 per share. The gross public offering price from this underwritten public offering, which is expected to close on September 21, 2005, will be $54.0 million.
Concurrent with the closing of the underwritten public offering, Merck & Co., Inc. (NYSE: MRK) will exercise a warrant to purchase shares of Geron common stock with a total exercise price of $18.0 million. Under the terms of the Merck warrant, the shares to be purchased by Merck will also be priced at $9.00 per share. The warrant was issued to Merck at the same time as the collaboration and license agreement entered by Geron and Merck on July 15, 2005.
The aggregate of the gross public offering price and the proceeds from the exercise of the Merck warrant will be $72.0 million.
Geron currently intends to use the proceeds from the offering and the issuance to Merck for research and development, including clinical trials, and other general corporate purposes.
UBS Investment Bank is acting as the sole book-running manager for the underwritten public offering. SG Cowen & Co., LLC, Needham & Company LLC, Lazard Capital Markets LLC, Rodman & Renshaw, LLC and WBB Securities, LLC are acting as co-managers. Geron has granted to the underwriters an option to purchase an additional 900,000 shares of common stock within 30 days after the offering to cover over-allotments.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. A final prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. The offering of these securities may be made only by means of the prospectus supplement and related base prospectuses, copies of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: (212) 821-3884.
Geron is a biopharmaceutical company focused on developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.
This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the consummation of the offering, and potential applications of Geron’s technologies. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed under the heading “Risk Factors” in the prospectus supplement and from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2005.
Contact:
Geron Corporation
David L. Greenwood
Chief Financial Officer
650-473-7765